SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. )(1)


                          Riviera Holdings Corporation
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   7696271003
                                   ----------
                                 (CUSIP Number)

                                 August 2, 2005
                                 --------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 21 Pages)

-----------------------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      2       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         834,000
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            834,000
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             834,000
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      3       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         834,000
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            834,000
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             834,000
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      4       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         834,000
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            834,000
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             834,000
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      5       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         113,650
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            113,650
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             113,650
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.9%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      6       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         93,600
            PERSON              --------------------------------------------------------------------------------------------
             WITH
                                    7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            93,600
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             93,600
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.8%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      7       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         366,400
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            366,400
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             366,400
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.0%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!



----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      8       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Admirals Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         275,000
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            275,000
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             275,000
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.2%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      9       of      21     Pages
          ----------                                                                -----------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communication Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         2,250
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,250
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,250
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      10       of      21     Pages
          ----------                                                                ------------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         6,750
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            6,750
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,750
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      11       of      21     Pages
          ----------                                                                ------------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners II, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         17,800
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            17,800
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,800
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 7696271003                                 13G                       Page      12       of      21     Pages
          ----------                                                                ------------      ----------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           --------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         72,200
            PERSON              --------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                --------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            72,200
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             72,200
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 7696271003            13G          Page   13    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Riviera Holdings Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2901 Las Vegas Boulevard South
                  Las Vegas, NV  89109

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Admirals Offshore, Ltd.
                  Galleon Communication Partners, L.P.
                  Galleon Communications Offshore, Ltd.
                  Galleon Technology Partners II, L.P.
                  Galleon Technology Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd. and Galleon Admirals Offshore, Ltd.: Bermuda
                  For Galleon Communications Offshore, Ltd.: British Virgin Islands
                  For Galleon Technology Offshore, Ltd.:  Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 7696271003            13G          Page   14    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

                  For each Reporting Person other than Raj Rajaratnam, Galleon Captains Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Communications Offshore, Ltd., and Galleon Technology Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.001 par value

ITEM 2(E).  CUSIP NUMBER:

                  7696271003

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
         L.L.C.:

         (a) Amount Beneficially Owned:

                           834,000 shares of Common Stock

         (b) Percent of Class:

                           6.7% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  834,000

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 834,000

--------------------------------------------------------------------------------
CUSIP NO. 7696271003            13G          Page   15    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                           113,650 shares of Common

         (b) Percent of Class:

                           0.9% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  113,650

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 113,650

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                           93,600 shares of Common Stock

         (b) Percent of Class:

                           0.8% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  93,600

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 93,600

--------------------------------------------------------------------------------
CUSIP NO. 7696271003            13G          Page   16    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           366,400 shares of Common Stock

         (b) Percent of Class:

                           3.0% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  366,400

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 366,400

         For Galleon Admirals Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           275,000 shares of Common Stock

         (b) Percent of Class:

                           2.2% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  275,000

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 275,000

--------------------------------------------------------------------------------
CUSIP NO. 7696271003            13G          Page   17    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

         For Galleon Communication Partners, L.P.:

         (a) Amount Beneficially Owned:

                           2,250 shares of Common Stock

         (b) Percent of Class:

                           0.0% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  2,250

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 2,250

         For Galleon Communications Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           6,750 shares of Common Stock

         (b) Percent of Class:

                           0.1% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  6,750

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 6,750

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CUSIP NO. 7696271003            13G          Page   18    of    21   Pages
          ----------                              ------      ------
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         For Galleon Technology Partners II, L.P.:

         (a) Amount Beneficially Owned:

                           17,800 shares of Common Stock

         (b) Percent of Class:

                           0.1% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  17,800

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 17,800

         For Galleon Technology Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           72,200 shares of Common Stock

         (b) Percent of Class:

                           0.6% (Based upon 12,406,755 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

         (c) Number of shares as to which such person has:

                           (i)    Sole power to vote or to direct the vote: 0

                           (ii)   Shared power to vote or to direct the vote:
                                  72,200

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 72,200

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CUSIP NO. 7696271003            13G          Page   19    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

Pursuant to the partnership agreements of Galleon Captains Partners, L.P., Galleon Communication Partners, L.P., and Galleon Technology Partners II, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Communication Partners, L.P., and Galleon Technology Partners II, L.P. and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Communications Offshore, Ltd., and Galleon Technology Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communications Offshore, Ltd., Galleon Technology Partners II, L.P., and Galleon Technology Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

 ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

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CUSIP NO. 7696271003            13G          Page   20    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 7696271003            13G          Page   21    of    21   Pages
          ----------                              ------      ------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                   /s/ Raj Rajaratnam
                   ------------------
                   Raj Rajaratnam, for HIMSELF;
                   For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                   For GALLEON MANAGEMENT, L.P., as the Managing Member
                      of its General Partner, Galleon Management, L.L.C.;
                   For GALLEON ADVISORS, L.L.C., as its Managing Member;
                   For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                      Member of its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                      of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                   For GALLEON ADMIRALS OFFSHORE, LTD., as the Managing Member
                      of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                   For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing
                      Member of its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                      Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
                   For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                      Member of its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing
                      Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

Dated:  August 16, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                   /s/ Raj Rajaratnam
                   ------------------
                   Raj Rajaratnam, for HIMSELF;
                   For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                   For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                      General Partner, Galleon Management, L.L.C.;
                   For GALLEON ADVISORS, L.L.C., as its Managing Member;
                   For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member
                      of its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                      of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                   For GALLEON ADMIRALS OFFSHORE, LTD., as the Managing Member
                      of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                   For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing
                      Member of its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                      Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
                   For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                      Member of
                      its General Partner, Galleon Advisors, L.L.C.;
                   For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing
                      Member of Galleon Management, L.L.C., which is the
                      General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  August 16, 2005